Exhibit 10.2

SECOND AMENDED AND RESTATED GUARANTEE

THIS AMENDED AND RESTATED GUARANTEE (“Guarantee”), dated August 2, 2017, is by PACIFIC ETHANOL, INC., a Delaware corporation (“Guarantor”), having an office at 400 Capital Mall, Suite 2060, Sacramento, California 95814, in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as agent pursuant to the Credit Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity, “Agent”), having an office at 2450 Colorado Avenue, Suite 3000W, 4th Floor, Santa Monica, CA 90404.

W I T N E S S E T H :

WHEREAS, Agent and the parties to the Credit Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered into, or are about to enter into, amended and restated financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) may make loans and advances and provide other financial accommodations to Kinergy Marketing LLC, an Oregon limited liability company (“Kinergy”), and Pacific Ag. Products, LLC, a California limited liability company (“Pacific Ag”, and together with Kinergy, each individually a “Borrower” and collectively, “Borrowers”), as set forth in the Second Amended and Restated Credit Agreement, dated of even date herewith, by and among Borrowers, Wells Fargo Bank, National Association, as Issuing Bank, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto, including, but not limited to, this Guarantee (all of the foregoing, together with the Credit Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”); and

WHEREAS, due to the close business and financial relationships between Borrowers and Guarantor, in consideration of the benefits which will accrue to Guarantor and as an inducement for and in consideration of Lenders (or Agent on behalf of Lenders) making loans and advances and providing other financial accommodations to Borrowers pursuant to the Credit Agreement and the other Financing Agreements;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees in favor of Agent and Lenders as follows:

1.             Guarantee.

(a)              Guarantor absolutely and unconditionally guarantees and agrees to be liable for the full and indefeasible payment and performance when due of the following (all of which are collectively referred to herein as the “Guaranteed Obligations”): all obligations, liabilities and indebtedness of any kind, nature and description of each Borrower to Agent and/or any Lender, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the Credit Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Credit Agreement or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in any such case and including loans, interest, fees, charges and expenses related thereto and all other obligations of Borrowers or its successors to Agent and any Lender arising after the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Agent or any Lender.

(b)              This Guarantee is a guaranty of payment and not of collection. Guarantor agrees that Agent and Lenders need not attempt to collect any Guaranteed Obligations from Borrowers or any other Loan Party (as hereinafter defined) or to realize upon any collateral, but may require Guarantor to make immediate payment of all of the Guaranteed Obligations to Agent when due, whether by maturity, acceleration or otherwise, or at any time thereafter may apply any amounts received in respect of the Guaranteed Obligations to any of the Guaranteed Obligations, in whole or in part (including attorneys’ fees and legal expenses incurred by Agent or any Lender with respect thereto or otherwise chargeable to Borrowers or Guarantor).

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(c)              Payment by Guarantor shall be made to Agent at the office of Agent from time to time on demand as Guaranteed Obligations become due. Guarantor shall make all payments to Agent on the Guaranteed Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding restrictions or conditions of any kind. One or more successive or concurrent actions may be brought hereon against Guarantor either in the same action in which any Borrower or any other Loan Party is sued or in separate actions. In the event any claim or action, or action on any judgment, based on this Guarantee is brought against Guarantor, Guarantor agrees not to deduct, set-off, or seek any counterclaim (other than compulsory counterclaims) for or recoup any amounts which are or may be owed by Agent or any Lender to Guarantor.

(d)              Notwithstanding anything to the contrary herein, in the event a court of competent jurisdiction adjudicates Guarantor’s obligations to be invalid, avoidable or unenforceable for any reason (including, without limitation, because of any applicable state, federal or other law relating to fraudulent conveyances or transfers), the amount of the Guaranteed Obligations payable by Guarantor hereunder shall be limited to the maximum amount that could be guaranteed by Guarantor without rendering Guarantor’s Guaranteed Obligations under this Guarantee invalid, avoidable or unenforceable under such applicable law.

(e)              Notwithstanding anything to the contrary contained in this Guarantee, the liability of Guarantor hereunder for the Guaranteed Obligations shall not exceed the amount equal to (i) as of any date of determination, the aggregate amount of dividends and distributions made by Borrowers (or any Borrower) to Guarantor during the period July 28, 2008 through and including such date of determination, plus (ii) in the event Guarantor fails to pay to Agent within ten (10) days of written demand by Agent to Guarantor for the payment of the Guaranteed Obligations (subject to the limitations set forth above in this clause (e)), interest on such amount at the then applicable rate set forth in the Credit Agreement accruing from and after the date of such demand together with all costs and expenses of collection under this Guarantee (including, but not limited to, attorneys’ fees and legal expenses). As of the date hereof, the amount determined under the foregoing clause (i) is $4,205,000.

2.             Waivers and Consents.

(a)              Notice of acceptance of this Guarantee, the making of loans and advances and providing other financial accommodations to Borrowers and presentment, demand, protest, notice of protest, notice of nonpayment or default and all other notices to which any Borrower or Guarantor is entitled are hereby waived by Guarantor. Guarantor also waives notice of and hereby consents to, (i) any amendment, modification, supplement, extension, renewal, or restatement of the Credit Agreement and any of the other Financing Agreements, including, without limitation, extensions of time of payment of or increase or decrease in the amount of any of the Guaranteed Obligations, the interest rate, fees, other charges, or any collateral, and the guarantee made herein shall apply to the Credit Agreement and the other Financing Agreements and the Guaranteed Obligations as so amended, modified, supplemented, renewed, restated or extended, increased or decreased, (ii) the taking, exchange, surrender and releasing of collateral or guarantees now or at any time held by or available to Agent for itself and the benefit of Lenders for the obligations of Borrowers or any other party at any time liable on or in respect of the Guaranteed Obligations or who is the owner of any property which is security for the Guaranteed Obligations (individually, an “Loan Party” and collectively, the “Loan Parties”), (iii) the exercise of, or refraining from the exercise of any rights against any Borrower or any other Loan Party or any collateral, (iv) the settlement, compromise or release of, or the waiver of any default with respect to, any of the Guaranteed Obligations and (v) any financing by Agent and/or any Lender of Borrowers under Section 364 of the United States Bankruptcy Code or consent to the use of cash collateral by Agent and/or Lenders under Section 363 of the United States Bankruptcy Code. Guarantor agrees that the amount of the Guaranteed Obligations shall not be diminished and the liability of Guarantor hereunder shall not be otherwise impaired or affected by any of the foregoing.

(b)              No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations shall affect, impair or be a defense to this Guarantee, nor shall any other circumstance which might otherwise constitute a defense available to or legal or equitable discharge of any Borrower in respect of any of the Guaranteed Obligations, affect, impair or be a defense to this Guarantee. Without limitation of the foregoing, the liability of Guarantor hereunder shall not be discharged or impaired in any respect by reason of any failure by Agent or any Lender to perfect or continue perfection of any lien or security interest in any collateral or any delay by Agent or any Lender in perfecting any such lien or security interest. As to interest, fees and expenses, whether arising before or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute, Guarantor shall be liable therefor, even if such Borrower’s liability for such amounts does not, or ceases to, exist by operation of law. Guarantor acknowledges that Agent and Lenders have not made any representations to Guarantor with respect to Borrowers, any other Loan Party or otherwise in connection with the execution and delivery by Guarantor of this Guarantee and Guarantor is not in any respect relying upon Agent or any Lender or any statements by Agent or any Lender in connection with this Guarantee.

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(c)              Unless and until the indefeasible payment and satisfaction in full of all of the Guaranteed Obligations in immediately available funds and the termination of the financing arrangements of Agent and Lenders with Borrowers, Guarantor hereby irrevocably and unconditionally waives and relinquishes (i) all statutory, contractual, common law, equitable and all other claims against Borrowers, any collateral for the Guaranteed Obligations or other assets of Borrowers or any other Loan Party, for subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect to sums paid or payable to Agent or any Lender by Guarantor hereunder and (ii) any and all other benefits which Guarantor might otherwise directly or indirectly receive or be entitled to receive by reason of any amounts paid by or collected or due from Guarantor, Borrowers or any other Loan Party upon the Guaranteed Obligations or realized from their property, except as expressly provided for in the Credit Agreement.

3.                Additional Indebtedness; Duty of Guarantor. Guarantor acknowledges that Guaranteed Obligations may arise from time to time at the request of Borrowers or otherwise as provided in the Credit Agreement without further authorization from, the consent of or notice to, Guarantor, notwithstanding any adverse change in the condition of the business, assets or prospects of Borrowers or any other Loan Party after the date hereof. In giving Agent this Guarantee, Guarantor is not concerned with the condition of the business, assets or prospects of Borrowers or of any other Loan Party and waives the right, if any, to require Agent to disclose to Guarantor any information Agent may now have or hereafter acquire concerning the business, assets or prospects of Borrowers or any other Loan Party. Guarantor has established adequate means to obtain from Borrowers on a continuing basis financial and other information pertaining to each Borrower’s business, assets and prospects, and assumes the responsibility for being and keeping informed of the financial and other conditions of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations which diligent inquiry would reveal. Agent need not inquire into the powers of Borrowers or the authority of its officers, directors, partners or agents acting or purporting to act on its behalf, and any Guaranteed Obligations created in reliance upon the purported exercise of such power or authority are and shall be included within the Guaranteed Obligations and Guarantor shall be liable therefor. All Guaranteed Obligations to Agent heretofore, now or hereafter created shall be deemed to have been granted at the specific authorization and request of Guarantor and in consideration of and in reliance upon this Guarantee.

4.                Subordination. Except for payment of amounts expressly permitted under the Credit Agreement, payment of all amounts now or hereafter owed to Guarantor by Borrowers or any other Loan Party is hereby subordinated in right of payment to the indefeasible payment in full of the Guaranteed Obligations and all such amounts and any security and guarantees therefor are hereby assigned to Agent as security for the Guaranteed Obligations.

5.                Account Stated. The books and records of Lender showing the account between Lender and each Borrower shall be admissible in evidence in any action or proceeding against or involving Guarantor as prima facie proof of the items therein set forth, and the monthly statements of Lender rendered to Borrowers, to the extent to which no written objection is made within forty-five (45) days from the date of sending thereof to Borrowers, shall be deemed conclusively correct and constitute an account stated between Lender and Borrowers and be binding on Guarantor.

6.                Termination. This Guarantee is continuing, unlimited, absolute and unconditional. All Guaranteed Obligations shall be conclusively presumed to have been created in reliance on this Guarantee. Guarantor shall continue to be liable hereunder until one of Agent’s officers actually receives a written termination notice from Guarantor sent to Agent at its address set forth above by certified mail, return receipt requested and thereafter as set forth below. Revocation or termination hereof by Guarantor shall not affect, in any manner, the rights of Agent or any obligations or duties of Guarantor under this Guarantee with respect to (a) Guaranteed Obligations which have been created, contracted, assumed or incurred prior to the receipt by Agent of such written notice of revocation or termination as provided herein, including, without limitation, (i) all amendments, extensions, renewals and modifications of such Guaranteed Obligations (whether or not evidenced by new or additional agreements, documents or instruments executed on or after such notice of revocation or termination), (ii) all interest, fees and similar charges accruing or due on and after revocation or termination, and (iii) all attorneys’ fees and legal expenses, costs and other reasonable expenses paid or incurred on or after such notice of revocation or termination in attempting to collect or enforce any of the Guaranteed Obligations against Borrowers, Guarantor or any other Loan Party (whether or not suit be brought), or (b) Guaranteed Obligations which have been created, contracted, assumed or incurred after the receipt by Agent of such written notice of revocation or termination as provided herein pursuant to any contract entered into by Agent or any Lender prior to receipt of such notice. The sole effect of such revocation or termination by Guarantor shall be to exclude from this Guarantee the liability of Guarantor for those obligations arising after the date of receipt by Agent of such written notice which are unrelated to Guaranteed Obligations arising or transactions entered into prior to such date. Without limiting the foregoing, this Guarantee may not be terminated and shall continue so long as the Credit Agreement shall be in effect (whether during its original term or any renewal, substitution or extension thereof).

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7.                Reinstatement. If after receipt of any payment of, or proceeds of collateral applied to the payment of, any of the Guaranteed Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Guaranteed Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Guarantee shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Guarantor shall be liable to pay to Agent and each Lender, and does indemnify and hold Agent and such Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 7 shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 7 shall survive the termination or revocation of this Guarantee.

8.                Amendments and Waivers. Neither this Guarantee nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by Agent and by the Guarantor. Agent shall not by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by Agent. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent would otherwise have on any future occasion, whether similar in kind or otherwise.

9.                Corporate Existence, Power and Authority. Guarantor is a corporation duly organized and in good standing under the laws of its state or other jurisdiction of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on the financial condition, results of operation or businesses of Guarantor or the rights of Lender hereunder or under any of the other Financing Agreements. The execution, delivery and performance of this Guarantee is within the corporate powers of Guarantor, have been duly authorized and are not in contravention of law or the terms of the certificates of incorporation, by laws, or other organizational documentation of Guarantor, or any indenture, agreement or undertaking to which Guarantor is a party or by which Guarantor or its property are bound. This Guarantee constitutes the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms.

10.           Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)              The validity, interpretation and enforcement of this Guarantee and any dispute arising out of the relationship between Guarantor and Agent or any Lender, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of California.

(b)              Guarantor hereby irrevocably consents and submits to the non-exclusive jurisdiction of the Circuit Court of Los Angeles County, California and the United States District Court for the Northern District of California, whichever Agent may elect, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Guarantee or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of Guarantor and Agent or any Lender in respect of this Guarantee or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising and whether in contract, tort, equity or otherwise, and agrees that any dispute arising out of the relationship between Guarantor or Borrowers and Agent or any Lender or the conduct of any such persons in connection with this Guarantee, the other Financing Agreements or otherwise shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against Guarantor or its property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on any collateral at any time granted by any Borrower or Guarantor to Agent or any Lender or to otherwise enforce its rights against Guarantor or its property).

(c)              Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth below and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon Guarantor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Guarantor so served shall appear in answer of such process, failing which Guarantor shall be deemed in default and judgment may be entered by Agent against Guarantor for the amount of the claim and other relief requested.

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(d)              GUARANTOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS GUARANTEE OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF GUARANTOR AND AGENT OR ANY LENDER IN RESPECT OF THIS GUARANTEE OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. GUARANTOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT GUARANTOR, ANY LENDER OR AGENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF GUARANTOR, LENDERS AND AGENT TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)              Agent and Lenders shall not have any liability to Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Guarantee, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent or such Lender that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.

11.             Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Guarantor:	Pacific Ethanol, Inc.
400 Capital Mall, Suite 2060
Sacramento, California 95814
Attention: Chief Financial Officer
Telephone No.: (916) 403-2123
Telecopy No.: (916) 446-3937

with copy to:	Pacific Ethanol, Inc.
400 Capital Mall, Suite 2060
Sacramento, California 95814
Attention: General Counsel
Telephone No.: (916) 403-2123
Telecopy No.: (916) 403-2785

If to Agent and Lender:	Wells Fargo Bank, National Association, as Agent
245 S. Los Robles Avenue, 7th Floor
Pasadena, California 91101-3638
Attention: Portfolio Manager
Telephone No.: 626-685-4454
Telecopy No.: 626-844-9063

12.             Partial Invalidity. If any provision of this Guarantee is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Guarantee as a whole, but this Guarantee shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.           Entire Agreement; Amendment and Restatement.

(a)              This Guarantee represents the entire agreement and understanding of the parties concerning the subject matter hereof, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

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(b)              The terms, conditions, agreements, covenants, representations and warranties set forth in that certain Amended and Restated Guarantee, dated May 4, 2012, previously executed by Guarantor in favor of Agent (the “Existing Guarantee”) with respect to the “Obligations” of Kinergy under (and as defined in) the Existing Loan Agreement (as such term is defined in the Credit Agreement) are amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions agreements, covenants, representations and warranties set forth in this Guarantee; provided, that, nothing herein shall, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of any of the “Guaranteed Obligations” existing under (and as defined in) the Existing Guarantee (the “Existing Guaranteed Obligations”) or any other obligations, liabilities and indebtedness of Guarantor evidenced by or arising under Existing Guarantee. All Existing Guaranteed Obligations that are outstanding as of the date hereof pursuant to the Existing Guarantee shall be deemed Guaranteed Obligations of Guarantor under this Guarantee.

14.             Successors and Assigns. This Guarantee, the other Financing Agreements and any other document referred to herein or therein shall be binding upon Guarantor and their respective successors and assigns and shall inure to the benefit of Agent and each Lender and their respective successors, endorsees, transferees and assigns. The liquidation, dissolution or termination of Guarantor shall not terminate this Guarantee as to Guarantor.

15.           Construction.

(a)              All references to the term “Guarantor” wherever used herein shall mean Guarantor and its respective successors and assigns (including, without limitation, any receiver, trustee or custodian for Guarantor or any of its respective assets or Guarantor in its capacity as debtor or debtor-in-possession under the United States Bankruptcy Code). All references to the term “Person” or “person” wherever used herein shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality of political subdivision thereof.

(b)              Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, Guarantor has executed and delivered this Guarantee as of the day and year first above written.

PACIFIC ETHANOL, INC. By: /s/ Bryon T. McGregor Name: Bryon T. McGregor Title: Chief Financial Officer

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